SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 06/30/2003
FILE NUMBER 811-1540
SERIES NO.: 11

72DD     1.   Total income dividends for which record date passed during the period.(000's Omitted)
              Class A Shares                 $ 1,550
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class B Shares                 $   460
              Class C Shares                 $    68


73A.     1.   Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
              Class A Shares                 $000.1750
         2.   Dividends for a second class of open-end company shares
              (form nnn.nnnn)
              Class B Shares                 $000.1310
              Class C Shares                 $000.1310


74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                  8,781
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares                  3,447
              Class C Shares                    508

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                $ 12.08
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                $ 12.06
              Class C Shares                $ 12.05